Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hepion Pharmaceuticals, Inc.

Edison, New Jersey 08837

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-229534 and Form S-8 Nos. 333-203867, 333-215662 and 333-234728 of Hepion Pharmaceuticals, Inc. (formerly known as ContraVir Pharmaceuticals, Inc.) of our report dated May 14, 2020, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Woodbridge, New Jersey

May 14, 2020